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                                                                    EXHIBIT 99.1




NEWS RELEASE                 FOR IMMEDIATE RELEASE

CONTACTS AT THE COMPANY:
(972) 830-1800
Matthew S. Waller   Chief Financial Officer
Scott D. Guffey     Vice President - Finance, Mergers & Acquisitions and
                      Investor Relations


          AEGIS COMMUNICATIONS GROUP ADOPTS SHAREHOLDER RIGHTS PLAN

DALLAS AND LOS ANGELES -- December 17, 1998 -- Aegis Communications Group, Inc. (Nasdaq NMS: AGIS), a leader in integrated marketing services, today announced that its Board of Directors has adopted a Shareholder Rights Plan in which Rights to purchase shares of a new series of preferred stock will be distributed as a dividend, one Right per share, to owners of record of Aegis Common Stock as of the close of business on December 28, 1998. The distribution will not be dilutive nor will it change the way Aegis Common Stock is traded.

Aegis' Board of Directors noted that the Plan is designed to require that any potential acquiror seeking to obtain control of Aegis treat all Aegis shareholders fairly and equally and to deter the use of coercive takeover tactics. The Shareholder Rights Plan was not adopted in response to any specific event nor is the Board aware of any acquisition offers for Aegis.

Upon becoming exercisable, each Right entitles holders to purchase one one-thousandth of a share of Series D Junior Participating Preferred Stock, par value $0.01 per share, for an exercise price of $7.50 per one one-thousandth share. The Rights are not exercisable, however, until a person or group acquires more than 20% of Aegis Common Stock or announces a tender or exchange offer for more than 20% of the stock. If a person or group acquires more than 20% of Aegis Common Stock (or certain other specified events occur), the Rights become rights to receive, on exercise, Common Stock with a value equal to two times the exercise price. This benefit is not available, however, to any person who is defined as an "Acquiring Person" under the Plan. Details of the Plan and the Rights are outlined in a Form 8-K filing being made with the Securities and Exchange Commission.

Aegis Communications Group offers complete, integrated marketing services including customer acquisition, customer care, and marketing research to leading corporations. The Company employs approximately 9,000 people and has over 6,000 production

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workstations in its 26 client service centers and 10 marketing research facilities. Aegis' blue-chip client base includes American Express, AT&T, BellSouth, First USA, Integrion Financial Network (formerly Visa
Interactive), Procter & Gamble, Sony, Universal Card, U S West Communications and Western Union, among others.

Established in 1951, the Company's Elrick & Lavidge ("E&L") division is headquartered in Atlanta with office locations in Chicago, Kansas City, New York, Dallas and San Francisco. E&L provides custom marketing research for leading corporations in telecommunications and information technology, financial services, consumer packaged goods, consumer durables, healthcare, travel and leisure and other commercial, industrial and service sectors.